UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 30, 2011

Cornerstone OnDemand, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35098	13-4068197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(Address of principal executive offices, including zip code)

(310) 752-0200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2011, Cornerstone OnDemand, Inc. (the “Company”) entered into an Office Lease (the “Lease”) with Water Garden Realty Holding LLC (the “Landlord”), pursuant to which the Company agreed to lease approximately 53,000 square feet of office space located at 1601 Cloverfield Boulevard, Santa Monica, California 90404 for use as the Company’s corporate headquarters. The Company previously leased a portion of the space under two subleases that expired in November 2011. The term of the Lease is 86 months (the “Term”), commencing on December 1, 2011 and terminating on January 31, 2019, subject to the Company’s right to renew the Lease for additional periods. The aggregate base rent under the Lease, net of rental credits, is approximately $92,000 per month for the first year of the Lease, $183,000 per month for the second year of the Lease, $199,000 per month for the third year of the Lease, $205,000 per month for the fourth year of the Lease, $230,000 for the fifth year of the Lease, $236,000 per month for the sixth year of the Lease, $244,000 per month for the seventh year of the Lease, and $251,000 per month for final two months of the Lease. The Company will receive up to approximately $1.6 million in allowances for rental improvements during the first year of the Lease. The Lease contains customary covenants by the Company and the Landlord.

This Current Report on Form 8-K summarizes the material provisions of the Lease. For additional information, please refer to the full text of the Lease, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam L. Miller
Adam L. Miller
President, Chief Executive Officer and Director

Date: December 6, 2011